EXHIBIT 10.33

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan Document

Effective Date: December 1, 2019

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan Document

Effective October 13, 2006, as amended on June 12, 2007, July 24, 2007, May 22, 2018, and

December 1, 2019 Recitals

The purpose of this Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan Document, established effective as of October 13, 2006, as amended on June 12, 2007, July 24, 2007, May 22, 2018, and December 1, 2019 (the "Plan") is to provide specified benefits to a select group of management and highly compensated Employees who materially contribute to the continued growth, development, and future business success of Chipotle Mexican Grill, Inc. (the "Company").

The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1. Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferred Salary Account balance, (ii) the Deferred Bonus Account balance, and (iii) the Company Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan. The Account Balance shall be adjusted in the manner provided in Article 3.5 hereof.

1.2 "Administrative Committee" shall mean a committee appointed by the Board to administer the Plan or such committee's designee, which committee may consist of directors, officers, or other employees of the Company selected in the sole discretion of the Board. In the absence of an appointment of a committee by the Board, the Board shall be deemed to be the committee.

1.3 "Annual Bonus" shall mean an Employee's annual bonus, payable under the Company's Annual Incentive Plan or otherwise.

1.4"Base Salary" shall mean an Employee's base rate of salary, as in effect from time to time, excluding commissions and equity compensation.

1.5 "Beneficiary" shall mean the person or persons, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.6 "Beneficiary Designation Form" shall mean the form established from time to time by the Administrative Committee that an Employee completes, signs and returns to the Company to designate one or more Beneficiaries.

1.7	"Board" shall mean the Board of Directors of the Company.

1.8 "Cause" means (a) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or the Employer and the Participant that defines "Cause," "Cause" as defined under such agreement; or (b) any of the following, as determined by the Board: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury), (ii) a Participant's willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) a Participant's conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the material breach by a Participant of any written covenant or agreement with the Company, any material written policy of the Company or the Company's "code of conduct"; (v) any breach by the Participant of obligations owed to the Company or the Employer under any restrictive covenant to which the Participant is subject; or (vi) the Participant's failure to cooperate with the Company, upon request, in any internal investigation or administrative, regulatory or judicial proceeding. In addition, Cause shall be found if, after the Participant's Termination (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

1.9 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.10 "Company" shall mean Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.11 "Company Contribution Account" shall mean the sum of all of a Participant's Company Contribution Amounts, less all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Company Contribution Account.

1.12 "Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Article 3.3.

1.13 "Deferred Bonus Account" shall mean (i) the sum of all of a Participant's Deferred Bonus Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant's Deferred Bonus Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferred Bonus Account.

1.14 "Deferred Bonus Amount" shall mean that portion of a Participant's Annual Bonus specified in whole percentages that a Participant elects to have and is deferred in accordance with Article 3, for any one Plan Year.

l. 15"Deferred Salary Account" shall mean (i) the sum of all of a Participant's Deferred Salary Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant's Deferred Salary Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferred Salary Account.

1.16 "Deferred Salary Amount" shall mean that portion of a Participant's Base Salary specified in whole percentages that a Participant properly elects to defer in accordance with

Article 3, for any one Plan Year. In the event of a Participant's retirement, Disability, death, or Termination of Employment prior to the end of a Plan Year, such year's Deferred Salary Amount shall be the actual amount withheld prior to such event.

1.17 "Disability" shall mean an incapacity that has resulted in qualification of a Participant to receive long-term disability benefits for "Total Disability" under the Company's long term disability plan. If the Participant is not covered by the Company's Long Term Disability Plan, the Participant is considered to have a Disability if the Participant's incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit. In any case, a Participant will only be considered to have a Disability under the Plan if the Participant's incapacity also qualifies as a "disability" for purposes of Code Section 409A.

1.18	"Disability Benefit" shall mean the benefit set forth in Article 5.3.

1.19 "Election Form" shall mean the form established from time to time by the Administrative Committee or the Company that a Participant completes, signs, and returns to the Company to make a deferral election under the Plan.

1.20 "Eligible Employee" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, (iv) whose signed Plan Agreement is accepted by the Company, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated.

1.21 "Employee" shall mean a person who is an employee of the Company or its Subsidiaries, as reflected in the relevant entity's payroll records.

1.22 "Employer" shall mean the relevant individual's employing entity, as reflected in its payroll records.

1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24 "401(k) Plan" shall mean the Chipotle Mexican Grill, Inc. 401(k)/Roth Plan or any successor plan thereto.

1.25	"In-Service Distribution" shall mean the payout set forth in Article 4.1.

1.26 "Installment Method" shall be a monthly, quarterly, or annual installment payment over the number of years selected by a Participant in accordance with the Plan, calculated as follows: (i) for the first installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the date on which the Participant experiences a Termination of Employment or is deemed to have experienced a Termination of Employment in accordance with Article 5, and (ii) for the remaining installments, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the date of payment. Each installment payment shall be calculated by multiplying the vested Account Balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments due the Participant. By way of example, if the Participant elects a ten (10) year quarterly Installment Method, the first payment shall be 1/40 of the vested Account Balance, calculated as described in this definition. The following quarterly payment shall be 1/39 of the vested Account Balance, calculated as described in this definition.

1.27 "Participant" shall mean an Eligible Employee or an individual who maintains an Account Balance under the Plan. A spouse or former spouse of a Participant shall not by virtue of such relationship only be considered a Participant in the Plan or deemed to have an Account Balance under the Plan, even if the spouse or former spouse has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.28 "Plan" shall mean the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, as amended from time to time.

1.29 "Plan Agreement" shall mean the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment PlanEnrollment Form, and any successor form of similar function prescribed by the Administrative Committee from time to time.

1.30 "Plan Year'' shall mean a period beginning on January I of each calendar year and continuing through December 31 of such calendar year.

1.31 "Subsidiary" shall mean any corporation, trade or business that is a subsidiary of the Company and is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Administrative Committee as a "Subsidiary" for purposes of the Plan.

1.32	"Termination Benefit" shall mean the benefit set forth in Article 5.1.

1.33 "Termination of Employment," "Termination," "Terminates," or "Terminated" shall mean, with respect to an Employee, severance from employment from the Company (and, if applicable, the Employer) or material reduction in service, voluntarily or involuntarily, for any reason including retirement, Disability, and death, that constitutes a "separation from service" in accordance with Code Section 409A and the applicable regulations thereunder.

1.34 "Unforeseeable Financial Emergency" shall mean a severe financial hardship to an Employee resulting from an illness or accident of the Employee, the Employee's spouse, or a dependent (as defined in Code Section 152(a)) of Employee, loss of the Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. The Administrative Committee shall have sole and absolute discretion to determine whether an Unforeseeable Financial Emergency has occurred.

ARTICLE 2. Selection, Enrollment, Eligibility

2. 1Selection by Administrative Committee. Participation in the Plan is limited to a select group of highly compensated individuals (i) whose combined Base Salary and Annual Bonus are expected to exceed a certain amount each Plan Year, as established by the Administrative Committee prior to each Plan Year, and adjusted thereafter consistent with Code Section 414{q)(l)(B)(i) and (ii) who are identified by the Administrative Committee prior to each Plan Year as belonging to a select group of management and highly compensated Employees for purposes of ERISA. Participation in the Plan is strictly voluntary.

2.2 Enrollment Requirements. As a condition to participation in the Plan, each selected Employee shall complete, execute, and return to the Company a properly executed and completed (as determined by the Administrative Committee) Plan Agreement, Election Form, and Beneficiary Designation Form, on or before the December 31 prior to the Plan Year of the relevant deferral, or within thirty days of becoming eligible if the Employee meets the eligibility requirements after the open enrollment period of the Plan Year preceding the Plan Year of the relevant deferral. The Administrative Committee may establish other enrollment requirements in its sole and absolute discretion.

2.3 Eligibility; Commencement of Participation. Provided an Employee is selected to participate in the Plan, and has met all enrollment requirements set forth in Article 2.2 above, that Employee shall commence participation in the Plan on the first day of the next Plan Year. If an Employee fails to meet the enrollment requirements set forth in Article 2,2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the year the Employee satisfies the requirements of Article 2.2.

2.4 Termination of Deferrals. If the Administrative Committee determines that a Participant no longer qualifies as an Eligible Employee, the Administrative Committee shall have the right, in its sole discretion, to prevent the Employee from making future deferral elections for the following Plan Year. However, deferral elections must continue for the rest of that Plan Year unless an Unforeseeable Financial Emergency occurs. In the event an Unforeseeable Financial Emergency occurs, the Participant's deferral election shall not be terminated unless the Participant also obtains a partial or full payout from the Plan. A deferral election shall also be terminated if required for a Participant to obtain a hardship distribution under the 401(k) Plan. Any deferral election made by an Eligible Employee after such Employee's termination of deferrals in conformance with this Article 2.4 shall be treated as the Eligible Employee's initial deferral election with respect to such Plan Year.

ARTICLE 3. Deferral Elections

3.1	Elections to Defer Compensation.
(a)	Deferral Limits.

(i) Deferred Salary Account. The maximum amount of Base Salary that an Eligible Employee may defer will be provided in an Election Form. If necessary, in the sole and absolute discretion of the Administrative Committee, the amount deferred by an Eligible Employee may be limited in any Plan Year to satisfy any taxes and employee benefit plan withholding requirements.

(ii) Deferred Bonus Account. The maximum amount of Annual Bonus that an Eligible Employee may defer will be provided in an Election Form; provided that in the sole and absolute discretion of the Administrative Committee, the total amount deferred by an Eligible Employee shall be limited in any calendar year, if necessary, to satisfy any taxes and employee benefit plan withholding requirements.

(b) Deadline to Submit Deferral Elections. Deferral elections must be made by submitting an Election Form to the Administrative Committee (i) on or before the December 31 prior to the Plan Year of the relevant deferral, (ii) within thirty days of becoming eligible if the Participant meets the eligibility requirements after the open enrollment period of the Plan Year preceding the Plan Year of the relevant deferral, or

(iii) as otherwise permitted by Code Section 409A and the applicable regulations thereunder. The Administrative Committee may establish an earlier deadline in its sole and absolute discretion.

(c) Duration of Deferral Elections. An Eligible Employee's deferral election for a Plan Year shall apply to the Plan Years after which the election is submitted as provided in Article 2.2. An Eligible Employee's election to defer compensation shall remain in effect for each subsequent Plan Year unless such Eligible Employee submits a new Election Form to the Company in conformance with Article 2.2. Such election shall be effective on the first day of the following Plan Year. Upon submission, an Eligible Employee's deferral election shall be irrevocable with respect to compensation earned in the Plan Year for which the election is made. Upon approval of the Administrative Committee, in its sole and absolute discretion, an Eligible Employee may change or revoke a deferral election only if done so within the acceptable timeframes outlined under the Code and the applicable regulations thereunder.

3.2 Withholding of Amounts. For each Plan Year, the Base Salary portion of the Deferred Salary Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time, for increases and decreases in Base Salary. The Deferred Bonus Amount for a Plan Year shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Eligible Employee, whether or not this occurs during that Plan Year.

3.3 Company Contribution Amount. The Administrative Committee, in its sole and absolute discretion, may, but is not required to, credit to the Company Contribution Account a Company Contribution Amount at any time in its discretion as hereinafter determined.

(a) Amount of Contribution. The Company Contribution Amount credited to the Company Contribution Account shall be an amount not to exceed one hundred percent (100%) of the first three percent (3%) of each of an Eligible Employee's Base Salary and Annual Bonus and fifty percent (50%) of the next two percent (2%) of each of the Eligible Employee's Base Salary and Annual Bonus. Notwithstanding the foregoing,

(i) the Company Contribution Amount allocated to the Deferred Salary Account shall not exceed the Deferred Salary Amount, and (ii) the Company Contribution Amount allocated to the Deferred Bonus Account shall not exceed the Deferred Bonus Amount. The Administrative Committee, in its sole and absolute discretion, may allocate a Company Contribution Amount less than or greater than the amount described above, and the amount credited to any Eligible Employee for a Plan Year may be zero, even though other Eligible Employees may receive a Company Contribution Amount for that Plan Year.

(b) Forfeiture of Match Based on 401(k) Plan Participation. The Company Contribution Amount credited for any Plan Year will be reduced by the amount, if any, of matching contributions in the 401(k) Plan for that Plan Year that a Participant was eligible to receive.

3.4 Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Deferred Salary Account, Deferred Bonus Account, and Company Contribution Account. If circumstances constituting Cause exist at any time, the Participant's Company Contribution Account will be forfeited in its entirety and, if any distributions have been made from the Company Contribution Account, the Participant must promptly repay such distributions.

3.5 Investment Fund Subaccounts; Crediting Dates. A Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Administrative Committee. If the Administrative Committee decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of any amount payable hereunder, or if the Administrative Committee decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan. Each Participant's Deferred Salary Account, Deferred Bonus Account, and Company Contribution Account shall be further divided into separate subaccounts ("Investment Fund Subaccounts"), each of which corresponds to an investment fund selected by the Participant ("Investment Fund"). A Participant's Deferred Salary Account, Deferred Bonus Account, and Company Contribution Account shall be credited as follows:

(a) After amounts are withheld and deferred from a Participant's Base Salary, the Company shall credit the Investment Fund Subaccounts of the Participant's Deferred Salary Account with an amount equal to the amount of Base Salary deferred by the Participant as of the date that the Base Salary would have otherwise been paid to the Participant, and the portion of the Participant's deferred Base Salary that the Participant has deemed to be invested in a certain type of Investment Fund shall be credited to the Investment Fund Subaccount corresponding to that Investment Fund. After amounts are withheld and deferred from a Participant's Annual Bonus, the Company shall credit the Investment Fund Subaccounts of the Participant's Deferred Bonus Account with an amount equal to the amount of Annual Bonus deferred by the Participant as of the date that the Annual Bonus would have otherwise been paid to the Participant, and the portion of the Participant's deferred Annual Bonus that the Participant has deemed to be invested in a certain type of Investment Fund shall be credited to the Investment Fund Subaccount corresponding to that Investment Fund. After the Company makes a Company Contribution Amount, the Company shall credit the Investment Fund Subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Contribution Amount determined in the Company's discretion, and the portion of the Company Contribution Amount that the Participant has deemed to be invested in a certain type of Investment Fund shall be credited to the Investment Fund Subaccount corresponding to that Investment Fund.

(b) Each business day, each of the Participant's Investment Fund Subaccounts shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day plus contributions allocated to the Investment Fund Subaccount that day by the rate of net gain or loss for the corresponding Investment Fund for that day.

(c) Each of the Participant's Investment Fund Subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant or Beneficiary, as of the date of the distribution.

3.6	Investment Elections.

(a) In its sole and absolute discretion, the Administrative Committee may select commercially available Investment Funds to determine the amount of earnings or losses credited to the Participant's accounts under Article 3.5 above.

(b) Upon making a deferral election, a Participant shall designate in the Plan Agreement the Investment Fund or funds in which the Participant's Deferred Salary Account, Deferred Bonus Account, and Company Contribution Account, if any, for the Plan Year to which the deferral election relates, will be deemed to be invested for purpose of determining the amount of earnings or losses to be allocated to that Investment Fund Subaccount. The Participant may specify the deemed investment, in whole percentage increments, in one or more of the Investment Funds, as communicated from time to time by the Administrative Committee. A Participant may change this Investment Fund designation by properly filing a change of election prior to such time or in such manner as determined by the Administrative Committee in its sole and absolute discretion.

(c) Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Investment Funds selected by the Administrative Committee or designation of Investment Funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant in the Investment Fund(s). In the event that the Company or the Administrative Committee invests in any or all of the Investment Funds in its sole and absolute discretion, no Participant shall have any rights in or to such proceeds.

3.7 Taxes. All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any contributions and payments made pursuant to this Plan shall be withheld.

ARTICLE 4. In-Service Distribution; Unforeseeable Financial Emergencies

4.1 In-Service Distribution. In connection with each annual election to defer a Deferred Salary Amount or Deferred Bonus Amount, a Participant may elect to receive an In Service Distribution from the Plan with respect to that specific Plan Year's Deferred Salary

Amount, Deferred Bonus Amount, and Company Contribution Amount. The In-Service Distribution shall be a lump sum payment of the Account Balance, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined by the Administrative Committee in its sole discretion. Subject to the terms and conditions of the Plan, each In-Service Distribution shall be paid out as soon as administratively possible after January I of the year selected by the Participant. The Plan Year designated by the Participant must be at least two (2) Plan Years but not more than six (6) Plan Years after the Plan Year in which the Deferred Salary Amount or Deferred Bonus Amount would otherwise be paid. By way of example, if an In-Service Distribution is elected for Deferred Salary Amounts that are deferred in the Plan Year commencing January 1, 2020 and the designated payment date is in two (2) Plan Years, the In-Service Distribution would become payable as soon as possible after December 31, 2022.

4.2 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, any Deferred Salary Account, Deferred Bonus Account, or Company Contribution Account that is subject to an In-Service Distribution election under Article 4.1 shall not be paid in accordance with Article 4.1 but shall be paid in accordance with Article 5.

4.3 Payout for Unforeseeable Financial Emergencies. If a Participant (including a Participant who is no longer an Eligible Employee) experiences an Unforeseeable Financial Emergency, the individual may petition the Administrative Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably required to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship). If, subject to the sole and absolute discretion of the Administrative Committee, the petition for a payout is approved then any payout shall be made within sixty (60) days of the date of approval. In the event a Participant experiences an Unforeseeable Financial Emergency and the Participant receives a payout from the Plan in conformance with this Article 4.3, the Participant's deferral election shall be terminated. A deferral election shall also be terminated if required for a Participant to obtain a hardship distribution under a qualified cash or deferred arrangement under Code Section 401(k). Any deferral election made by an Eligible Employee after such Employee's termination of deferrals in conformance with this Article 4.3 shall be treated as the Eligible Employee's initial deferral election.

ARTICLE 5. Benefits

5.1 Termination Benefit. A Participant who Terminates for any reason, other than for death or Disability, shall receive, as a Termination Benefit, his or her Account Balance. A Participant, in connection with his or her election to defer compensation for a particular Plan Year, shall also elect on an Election Form how that specific Plan Year's Deferred Salary Amount or Deferred Bonus Amount shall be distributed upon Termination. The Participant may elect to receive a lump sum or payment pursuant to an Installment Method ranging from two to fifteen

(2-15) years with payments made monthly, quarterly, or annually. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, on the first business day of the first month following the six month anniversary of a Participant's date of termination.

5.2 Distribution Upon Death. If a Participant dies before the Termination Benefits commence, the Participant's Beneficiary shall receive distributions in the same manner and form that the Participant would have received had the Participant terminated in accordance with Article 5.1. If a Participant dies after Termination Benefits commence but before the Termination Benefit is paid in full, the Participant's unpaid Termination Benefit payments shall continue and shall be paid to the Participant's Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

5.3 Distribution Upon Disability. A Participant suffering a Disability shall, for benefit purposes under the Plan, be deemed to have experienced a Termination of Employment and the Participant's Account Balance shall be distributed in accordance with the election made under Article 5.1.

5.4 Change in Time or Form of Payment. Notwithstanding the method of payment for the Termination Benefit or In-Service Distribution elected by a Participant on an Election Form with respect to any Deferred Salary Amount or Deferred Bonus Amount, the Participant, subject to the limitations set forth below, may elect to change the time or form of the payment of such amounts under a subsequent election one time for each deferral election so long as the subsequent election meets the following requirements:

(a) The subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is accepted by the Administrative Committee.

(b) The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, or, in the case of a payment made in an Installment Method, from when the first payment would otherwise have been made.

(c) Any subsequent election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

(d)	The subsequent election may not accelerate the time of any payment.

The form of payment for an In-Service Distribution may only occur in conformance with Article 4.1.

5.5 Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, if, at the time of a Participant's separation of service any stock of the Company or the Employer is publicly traded on an established securities market or otherwise, the payment of a Termination Benefit with respect to a "key employee" of the Company or the Employer (within the meaning of Code Section 416(i)(l)), shall not be made within six months following the Participant's separation from service with the Employer, except in the event of death.

ARTICLE 6. Beneficiary Designation

6.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of the Company or the Employer in which the Participant participates.

6.2 Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by properly completing and executing the Beneficiary Designation Form, and properly returning it to the Administrative Committee. A Participant shall have the right to modify a Beneficiary designation by properly completing, executing and otherwise complying with the terms of the Beneficiary Designation Form and any of the other Administrative Committee's rules and procedures in effect. Upon acceptance by the Administrative Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be void. The Administrative Committee shall be entitled to rely upon the last Beneficiary Designation Form properly filed by the Participant prior to his or her death. No designation or change in the designation of a Beneficiary shall be effective until properly received by the Administrative Committee.

6.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Articles 6.1 and 6.2 above or, if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Beneficiary shall be governed by the rules (and any beneficiary designation) applicable to the Participant's account in the qualified retirement savings plan maintained by the Company or the Employer.

6.4 Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Administrative Committee's satisfaction.

6.5 Discharge of Obligations. The payment of all benefits under the Participant's Plan to a Beneficiary shall fully and completely discharge the Company, its Subsidiaries, and the Administrative Committee from all further obligations under the Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon complete payment of all Participant benefits.

ARTICLE 7. Leave of Absence

7.1 Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, including an absence for any sabbatical plan offered by the Company or the Employer, the Participant shall continue to be deemed employed by the Employer and the Deferred Salary Account and

Deferred Bonus Account (if applicable) shall continue to be maintained during such paid leave of absence in accordance with Article 3.1, unless a "separation from service" in accordance with Code Section 409A and the applicable regulations thereunder has occurred.

7.2 Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer (unless a "separation from service" in accordance with Code Section 409A and the applicable regulations thereunder has occurred) and the Participant shall be excused from making deferrals until the Participant returns to paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 8. Termination, Amendment, or Modification

8.1 Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, in the sole and absolute discretion of the Board, the Company reserves the right to terminate the Plan at any time with respect to any or all of its Participants and the Employees. Upon the termination of the Plan, the Plan Agreements of the affected Participants shall terminate and all Account Balances shall remain subject to the terms of the Plan and the elections made in the applicable Election Forms. If permitted under Code Section 409A and any applicable Internal Revenue Service regulations issued thereunder, the Board in its sole and absolute discretion may cause all Account Balances to be distributed to Participants in accordance with such provisions.

8.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made (the Account Balance is calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after a Termination of Employment, the Participant's Account Balance is calculated as of the effective date of the amendment or modification) and (ii) no amendment or modification of this Article 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Company's Chief People Officer acting alone may amend or modify the terms of the Plan to conform the provisions of the Plan to any amendments to Code Section 409A and the guidance issued by the Secretary of the Treasury with respect to Code Section 409A and any applicable Internal Revenue Service regulations issued thereunder, in accordance with such guidance and to avoid an acceleration of payment to any Participant in the Plan.

8.3 Effect of Payment. The full payment of the applicable benefit to the Participant under Articles 4 or 5  of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan and the Participant's Plan Agreement shall terminate.

ARTICLE 9. Administration

9.1 Administrative Duties. To the extent that ERISA applies to the Plan, the Company shall be the "named fiduciary" of the Plan and the "plan administrator" of the Plan. The Administrative Committee shall be responsible for the general administration of the Plan. The Administrative Committee will, subject to the terms of the Plan, have the authority to: (i) approve Employees for participation, (ii) adopt, alter, and repeal administrative rules and practices governing the Plan, (iii) interpret the terms and provisions of the Plan and make amendments dealing with administrative and ministerial practices set forth in the Plan, and (iv) otherwise supervise the administration of the Plan. The Administrative Committee may delegate any of its authority under this Article 9.1 to any other person or persons that it deems appropriate. Notwithstanding the foregoing, the Company's Chief People Officer acting alone may amend or modify the terms of the Plan as provided in Section 8.2, and may amend, modify, or terminate any Deferral Election made hereunder, in either case to the extent necessary or advisable to comply with the requirements of Code Section 409A.

9.2 Agents. In the administration of the Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.3 Binding Effect of Decisions. All decisions by the Administrative Committee or the Board, as the case may be, and by any other person or persons to whom the Administrative Committee or Board has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan. The approval by a majority of a quorum of the Administrative Committee or the Board shall constitute the approval of the Administrative Committee or Board, as the case may be, for any action requiring Administrative Committee or Board approval.

9.4 Indemnity of Board. The Company shall indemnify and hold harmless the members of the Administrative Committee and the Board in a manner provided for in the Company's bylaws as amended from time to time and incorporated herein by reference.

9.5 Information. To enable the Administrative Committee and the Board to perform its functions, the Company shall supply full and timely information to the Administrative Committee and the Board on all matters relating to the compensation of its Participants and Employees, the date and circumstances of the retirement, Disability, death, or Termination of Employment of its Participants and Employees, and such other pertinent information as the Administrative Committee and the Board may reasonably require.

ARTICLE 10. Other Benefits and Agreements

10.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11. Claims Procedures

11.1	Claims Procedures. The claims procedures in Exhibit A to this Plan shall apply.

ARTICLE 12. Miscellaneous

12.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. It is the intention of the Company that the Plan be a nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA covering a select group of management or highly compensated employees of the Company and its Subsidiaries (a "Top Hat Plan"). Without limiting the generality of the foregoing provisions of this Plan, to the extent permitted by Section 409A, the Company reserves the right to terminate one or more Participants' participation in the Plan and to distribute such Participants' Account balances to the Participants (or their beneficiaries), if it is determined by the U.S. Department of Labor or any court of competent jurisdiction, or by the Company with the advice of legal counsel, that the Plan does not qualify as a Top Hat Plan.

12.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interests, or claims in any property or assets of the Company or its Subsidiaries. For purposes of the payment of benefits under the Plan, any and all Company and Subsidiary assets shall be, and remain, the general, unpledged, unrestricted assets of the Company or its Subsidiaries. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The Company's Subsidiaries have no obligations under the Plan.

12.3 Company's Liability. The Company's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

12.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.5 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company (or its Subsidiaries) and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company (or its Subsidiaries), or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

12.6 Furnishing Information. A Participant or his or her Beneficiary shall cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Administrative Committee may deem necessary.

12.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.8 Captions. The captions of the articles, sections, and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9 Governing Law. Subject to the extent that ERISA applies to the Plan, if at all, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Colorado without regard to its conflicts of laws principles.

12.10 Notice. Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chipotle Mexican Grill, Inc.

Attn: Supplemental Deferred Investment Plan Administrative Committee 610 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's Beneficiaries.

12.12 Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

12.13 Validity. In case any provision of the Plan shall be illegal or invalid for any reason, or shall not conform with the requirements of law or Code Section 409A and the regulations issued thereunder, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14 Incompetency. If the Administrative Committee determines in its sole and absolute discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person's property, the Administrative Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Administrative Committee may require proof of minority, incompetence, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15 Court Order. The Administrative Committee is authorized to make any payments directed by court order in any action in which the Plan, Administrative Committee, or the Board has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Administrative Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

12.16 Insurance. The Company may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company chooses. The Company shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

12.17 No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.

12.18 Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with Code Section 409A and the applicable Internal Revenue Service regulations issued thereunder for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan, any Plan Agreement, or any Election Form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the taxation of any amount under Code Section 409A.

12.19 Additional Risks. Among other risks relating to a Participant's compensation deferral under the Plan, in the event of an error or circumstance arising in connection with a Participant's deferral of compensation that results in the Participant not being qualified to receive income tax deferral, the Participant may be subject to immediate taxation on the Account

Balance, plus penalty taxes equal to twenty percent (20%) on the Account Balance, plus underpayment penalties and interest.

IN WITNESS WHEREOF, the Company has signed this Plan document on December 1, 2019.

Chipotle Mexican Grill, Inc.

By:	/s/ Marissa Andrada
Title:	Chief People Officer

Exhibit A. Claims Procedures

Filing a Claim. A Participant or beneficiary of a Participant who believes that he or she is eligible for a benefit under this Plan that has not been provided may submit a written claim for benefits to the Administrative Committee, along with all evidence that the claimant believes may be relevant to the claim. The Administrative Committee shall evaluate each properly filed claim and notify the claimant of the approval or denial of the claim within ninety (90) days after the Administrative Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is required, the Administrative Committee shall provide the claimant with written notice of the extension before the expiration of the initial ninety (90) day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Administrative Committee received the claim). If a claim is denied in whole or in part, the Administrative Committee shall provide the claimant with a written notice setting forth (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (d) the claimant's right to seek review of the denial pursuant to the Section below.

Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shalt have the right to (a) request that the Administrative Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Administrative Committee within sixty (60) days after the date on which the claimant received written notice from the Administrative Committee of the denial. Within sixty (60) days after the Administrative Committee receives a properly filed request for review, the Administrative Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Administrative Committee shall provide the claimant with written notice of the extension before the expiration of the initial sixty (60) day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than one hundred and twenty (120) days after the date on which the Administrative Committee received the request for review). The Administrative Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based.

Statute of Limitations. Any and all claims and disputes under the Plan must follow the claims procedures described above, before you may take action in any other forum regarding a claim for benefits under the Plan. Furthermore, any action you initiate under the Plan must be brought within 180 days of a final determination on the claim for benefits under these claims procedures or your benefit claim will be deemed permanently waived and abandoned and you will be precluded from reasserting it.

First Amendment to the

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan

(Amended and Restated Effective December 1, 2019)

1. Recitals:  Pursuant to the authority granted to it by the Board of Directors of Chipotle Mexican Grill, Inc., the Retirement Plan Investment Committee wishes to amend the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan (the “Plan”) to (i) provide for the option of terminating deferral elections in connection with a 401(k) plan hardship distribution, (ii) revise the in-service withdrawal provisions and (iii) add additional flexibility with respect to changing the form of payment under the Plan.

2. Amendment of Plan: The following Amendment to the Plan is adopted, effective as of September 1, 2020.

A.Section 2.4 is replaced in its entirety as follows:

2.4Termination of Deferrals.  If the Administrative Committee determines that a Participant no longer qualifies as an Eligible Employee, the Administrative Committee shall have the right, in its sole discretion, to prevent the Employee from making future deferral elections for the following Plan Year. However, deferral elections must continue for the rest of that Plan Year unless an Unforeseeable Financial Emergency occurs. In the event an Unforeseeable Financial Emergency occurs, the Participant’s deferral election shall not be terminated unless the Participant also obtains a partial or full payout from the Plan. In addition, a Participant who obtains a hardship distribution under the 401(k) Plan may elect to terminate such Participant’s deferral election for the Plan Year at the time the hardship distribution is taken. Any deferral election made by an Eligible Employee after such Employee’s termination of deferrals in conformance with this Article 2.4 shall be treated as the Eligible Employee’s initial deferral election with respect to such Plan Year.

B.Section 4.1 is replaced in its entirety as follows:

4.1In-Service Distribution.  In connection with each annual election to defer a Deferred Salary Amount or Deferred Bonus Amount, a Participant may elect to receive an In-Service Distribution from the Plan with respect to that specific Plan Year’s Deferred Salary Amount, Deferred Bonus Amount, and Company Contribution Amount. The In-Service Distribution shall be a lump sum payment of the Account Balance, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined by the Administrative Committee in its sole discretion. Subject to the terms and conditions of the Plan, each In-Service Distribution shall be paid out as soon as administratively possible after January 1 of the year selected by the Participant. The Plan Year designated by the Participant must be at least two (2) Plan Years after the Plan Year in which the Deferred Salary Amount or Deferred Bonus Amount would otherwise be paid. By way of example, if an In-Service Distribution is elected for Deferred Salary Amounts that are deferred in the Plan Year commencing January 1, 2021 and the designated payment date is in two (2) Plan Years, the In-Service Distribution would become payable as soon as possible after December 31, 2023.

C.Section 4.3 is replaced in its entirety as follows:

4.3Payout for Unforeseeable Financial Emergencies.  If a Participant (including a Participant who is no longer an Eligible Employee) experiences an Unforeseeable Financial Emergency, the individual may petition the Administrative Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably required to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). If, subject to the sole and absolute discretion of the Administrative Committee, the petition for a payout is approved then any payout shall be made within sixty (60) days of the date of approval. In the event a Participant experiences an Unforeseeable Financial Emergency and the Participant receives a payout from the Plan in conformance with this Article 4.3, the Participant’s deferral election shall be terminated. Any deferral election made by an Eligible Employee after such Employee’s termination of deferrals in conformance with this Article 4.3 shall be treated as the Eligible Employee’s initial deferral election.

D.The first paragraph of Section 5.4 is replaced in its entirety as follows:

5.4Change in Time or Form of Payment.  Notwithstanding the method of payment for the Termination Benefit or In-Service Distribution elected by a Participant on an Election Form with respect to any Deferred Salary Amount or Deferred Bonus Amount, the Participant, subject to the limitations set forth below, may change the time or form of the payment of such amounts under a subsequent election for each deferral election, including for deferral elections that have been previously modified under this Section 5.4, so long as the subsequent election meets the following requirements:

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.
4. Execution: This Amendment has been executed on the date set forth below.

Chipotle Mexican Grill, Inc.

By:	/s/ Scott Scansen
Scott Scansen
Senior Director, Total Rewards
Date:	October 7, 2020

Second Amendment to the

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan

(Amended and Restated Effective December 1, 2019)

1. Recitals:  Pursuant to the authority granted to it by the Board of Directors of Chipotle Mexican Grill, Inc., the Retirement Plan Investment Committee has approved an amendment to the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan (the “Plan”) to add a last day requirement for Company Contribution Amount eligibility.

2. Amendment of Plan: The following Amendment to the Plan is adopted, effective as of August 1, 2022.

A.New Section 3.3(c) is added as follows:

(c)Last Day Requirement.  Notwithstanding anything in this Article 3.3 to the contrary, an Eligible Employee must be employed by the Company or an applicable Employer on the last day of the Plan Year in order to be eligible to receive a Company Contribution Amount.

3. Terms and Conditions of Plan: Except for the above Amendment, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

4. Execution: This Amendment has been executed on the date set forth below.

Chipotle Mexican Grill, Inc.

By:	/s/ Scott Scansen
Scott Scansen
Senior Director, Total Rewards
Date:	July 28, 2022